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                                                                    EXHIBIT 99.1

PRESS RELEASE
LEE COMPLETES SALE OF TV STATIONS TO EMMIS

DAVENPORT, Iowa--(BUSINESS WIRE)--Oct. 2, 2000--Lee Enterprises, Incorporated, (NYSE:LEE - news) has completed the sale of eight network-affiliated and seven satellite stations to Emmis Communications Corporation (Nasdaq:EMMS - news).

The closing, effective Oct. 1, was announced by Richard D. Gottlieb, chairman and chief executive officer of Lee Enterprises, and Jeffrey H. Smulyan, chairman and chief executive officer of Emmis Communications. They had announced the agreement in May. The final adjusted purchase price was $559.5 million plus working capital.

Emmis Communications, which is based in Indianapolis, Ind., also owns seven other television stations in addition to 24 radio stations that serve the country's largest markets. In addition, Emmis owns two radio networks, three international radio stations, several large regional and specialty magazines, and related businesses in sales and publishing.

"We are excited to have such great properties and people become part of the Emmis family," Smulyan said. "This is a challenging, yet exciting time in the television business and we are pleased to see our company grow to the next level."

Gottlieb said the sale will allow Lee Enterprises to focus on continuing to expand in publishing, online and information services. Lee owns 23 daily newspapers and half interest in five others. Lee also owns more than 100 weekly newspapers, shoppers and classified and specialty publications, along with associated Internet sites.

The Lee television stations purchased by Emmis Communications are:

- KOIN-6 (CBS), Portland, Oregon, and MIRA Mobile Television video production services.

-    KRQE-13 (CBS), Albuquerque, New Mexico; and satellite stations KREZ-6
     (CBS), Durango, Colorado / Farmington, New Mexico; and KBIM-10 (CBS), Roswell, New Mexico.

-    WSAZ-3 (NBC), Huntington / Charleston, West Virginia.

- KSNW-3 (NBC), Wichita, Kansas; and satellite stations KSNG-11 (NBC), Garden City, Kansas; KSNC-2 (NBC), Great Bend, Kansas; and KSNK-8 (NBC), Oberlin, Kansas.

- KGMB-9 (CBS), Honolulu, Hawaii; and satellite stations KGMD-9 (CBS), Hilo, Hawaii; and KGMV-3 (CBS), Wailuku, Maui, Hawaii.

-    KGUN-9 (ABC), Tucson, Arizona.

-    KMTV-3 (CBS), Omaha, Nebraska.

-    KSNT-27 (NBC), Topeka, Kansas.


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The Emmis purchase does not include Lee's remaining television station, KMAZ-48
(Telemundo), El Paso, Texas, which will be sold separately.

A copy of this news release and more information about Lee Enterprises is available at www.lee.net.